EXHIBIT 10.20

AGREEMENT

     This Agreement ("Agreement") is made and entered as of this 1st day of February, 2001, by and between Methode Electronics, Inc. ("Methode") and W.T. Jensen ("Jensen").

     WHEREAS, Jensen has been elected as Chairman of the Board of Directors of Methode and has substantial operational, financial and other knowledge about Methode and its various business operations;

     WHEREAS, Methode desires to compensate Jensen for his services as Chairman of the Board of Directors; and

     WHEREAS, the parties intend this Agreement to govern their relationship for the term of this Agreement.

     NOW, THEREFORE, in consideration of the promise and mutual agreements herein, Methode and Jensen agree as follows:

     1.      Methode hereby retains Jensen and Jensen hereby agrees to provide services as Chairman of the Board of Directors with such duties and responsibilities as the Board of Directors shall in its reasonable discretion decide upon. Jensen shall perform these services at Methode’s offices at 7401 West Wilson Avenue, Chicago, Illinois (the “Office”).

     2.      During the term of this Agreement, Jensen shall be compensated for his services as follows:

a. Jensen shall be paid a base salary in the annualized amount of $250,000, payable in substantially equal installments.

b. Jensen shall receive a quarterly bonus equal to .75% of the first $2,000,000 of pretax profit, plus .375% of the next $2,000,000 of pre-tax profit, plus .25% of all additional pre-tax profit of the Company.

c. Jensen shall not be a participant in any employee benefit plans or programs maintained by Methode, including, but not limited to, group hospitalization, medical and disability plans.

d. Jensen shall receive a grant of a stock option in the amount of 100,000 shares pursuant to Methode Electronics 2000 Stock Plan. Such grant shall be made as of the date of a special meeting of the Compensation Committee to be held as soon as practicable subsequent to the proposed spin-off of Stratos Lightwave, Inc.

     3.      Methode shall reimburse Jensen for all actual, reasonable, out-of-pocket expenses, incurred in connection with Jensen’s performance of services under this Agreement pursuant to Methode’s normal expense reimbursement policy. Jensen shall maintain records relating to such expenses under this Agreement and incurred in connection therewith, and shall provide Methode access to such records upon request.

     4.      Jensen covenants that in the performance of any services hereunder he will comply with any and all applicable Methode policies and standards, and that he will perform services hereunder in a competent and professional manner.

     5.      Jensen shall continue to be bound by the provisions of the Employee Confidentiality and Assignment of Inventions Agreement previously signed by Jensen.

     6.      All materials prepared by Jensen for Methode pursuant to this Agreement shall be owned exclusively by Methode and shall be deemed works “made for hire.”

     7.      This Agreement shall be effective as of February 1, 2001, and shall terminate on June 30, 2002, unless the term hereof is extended pursuant to express written agreement of the parties or terminated pursuant to Section 8 below.

     8.      Methode may terminate this Agreement in the event of any of the following: (i) material breach of this Agreement by Jensen; (ii) death of Jensen; (iii) total and permanent disability of Jensen; or (iv) Cause. For purposes hereof, “Cause”shall mean excessive unexcused absenteeism, flagrant neglect of work, serious misconduct, or fraud. In the event this Agreement is terminated under subsection (iv) above, Methode shall give thirty (30) days written notice of termination to Jensen identifying specifically the basis for such notice and Jensen shall be entitled to cure such breach, to the extent curable, within the following thirty (30) day period.

     9.      This Agreement may not be assigned by either party nor may Jensen’s obligations hereunder be subcontracted, except upon express prior consent in writing by Methode.

     10.      Failure of either party to enforce any of the provisions of this Agreement, or any rights with respect thereto, or failure to exercise any election provided for herein, shall in no way be considered a waiver of such provisions, rights or elections, or in any way affect the validity of this Agreement. The failure to either party to enforce any of said provisions, rights or elections shall not prejudice such party from later enforcing or exercising the same or any other provisions, rights or elections which it may have under this Agreement.

11. This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois.

METHODE ELECTRONICS, INC. By: /s/ Douglas A. Koman —————————————— Douglas A. Koman Vice President of Corporate Finance	By: /s/ William T. Jensen —————————————— William T. Jensen